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------                                         U.S. SECURITIES AND EXCHANGE COMMISSION                   ---------------------------
FORM 4                                                 WASHINGTON, D.C. 20549                                    OMB APPROVAL
------                                                                                                   ---------------------------
                                            STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP                 OMB NUMBER 3235-0287
/ /  CHECK THIS BOX IF NO                                                                                EXPIRES: DECEMBER 31, 2001
     LONGER SUBJECT TO SECTION                                                                           ESTIMATED AVERAGE BURDEN
     16. FORM 4 OR FORM 5                                                                                HOURS PER RESPONSE .... 0.5
     OBLIGATIONS MAY CONTINUE.                                                                           ---------------------------
     SEE INSTRUCTION 1(b).

            FILED PURSUANT TO SECTION 16(a) OF THE SECURITIES EXCHANGE ACT OF 1934, SECTION 17(a) OF THE PUBLIC UTILITY
                         HOLDING COMPANY ACT OF 1935 OR SECTION 30(f) OF THE INVESTMENT COMPANY ACT OF 1940

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1. NAME AND ADDRESS OF REPORTING PERSON*     2. ISSUER NAME AND TICKER OR TRADING    6. RELATIONSHIP OF REPORTING PERSON TO ISSUER
                                                SYMBOL                                  (Check all applicable)

Donati Terrence L.                           SHC Corp.                     SONM         X  Director       X  10% Owner
                                                                                       ---               ---
                                                                                        X  Officer               Other
                                                                                       ---               ---
-----------------------------------------------------------------------------------    (give title below)  (specify below)
(Last)         (First)        (Middle)       3. IRS OR SOCIAL    4. STATEMENT FOR
                                                SECURITY NUMBER     MONTH/YEAR         President
                                                OF REPORTING                           -------------------------------------
                                                PERSON, IF AN       3/01
                                                ENTITY                                 -------------------------------------
                                                (VOLUNTARY)
                                                                                     -----------------------------------------------
                                                                                     7. INDIVIDUAL OR JOINT/GROUP FILING
c/o SHC Corp.                                                                          (CHECK APPLICABLE LINE)
40 Skokie Blvd., Suite 450
-------------------------------------------                      ------------------        Form filed by One Reporting Person
(Street)                                                         5. IF AMENDMENT,      ---
                                                                    DATE OF                Form filed by More Than One Reporting
                                                                    ORIGINAL           --- Person
                                                                    (MONTH/YEAR)



Northbrook       IL           60062
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(City)         (State)        (Zip)
                                                                 TABLE 1 - NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF,
                                                                 OR BENEFICIALLY OWNED

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1. TITLE OF SECURITY          2. TRANSACTION 3. TRANSACTION      4. SECURITIES       5. AMOUNT OF     6. OWNERSHIP   7. NATURE OF
   (Instr. 3)                    DATE           CODE                ACQUIRED            SECURITIES       FORM:          INDIRECT
                                 (Month/        (Instr. 8)          (A) OR              BENEFICIALLY     DIRECT (D)     BENEFICIAL
                                 Day/Year)                          DISPOSED OF         OWNED AT         OR INDIRECT    OWNERSHIP
                                                                    (D) (Instr.         END OF           (I)            (Instr. 4)
                                                                    3, 4, and 5)        MONTH            (Instr. 4)
                                                                                        (Instr. 3
                                                                                        and 4)
                                             --------------------------------------
                                                                        (A)
                                                Code      V      Amount  or  Price
                                                                        (D)
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Common Stock                       2/1/01        J            2,000,000  D   N/A        2,630,044           D
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   J=shares delivered to lender as collateral for a loan to Donati.

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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
* If the Form is filed by more than one Reporting Person, see Instruction 4(b)(v).

                                                                                                                              (Over)
                                                                                                                     SEC 1474 (3-99)
                                                      (Print or Type Response)
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FORM 4 (CONTINUED)          TABLE II - DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                                   (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

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1. Title of Derivative   2. Conversion       3. Transaction      4. Transaction      5. Number of        6. Date Exercisable
   Security (Instr. 3)      or Exercise         Date                Code                Derivative          and Expiration Date
                            Price of            (Month/Day          (Instr. 8)          Securities          (Month/Day/Year)
                            Derivative          /Year)                                  Acquired
                            Security                                                    (A) or
                                                                                        Disposed
                                                                                        of (D)           -------------------------
                                                                                        (Instr. 3, 4,      Date
                                                                                        and 5)           Exercis-     Expiration
                                                                                                           able          Date



                                                                 --------------------------------------
                                                                 Code           V         (A)       (D)

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No change since last filing
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7. Title and Amount of        8. Price of         9. Number of        10. Ownership            11. Nature of
   Underlying Securities         Derivative          Derivative           of Derivative            Indirect
   (Instr. 3 and 4)              Security            Securities           Security:                Beneficial
                                 (Instr.5)           Beneficially         Direct (D)               Ownership
                                                     Owned at             or                       (Instr. 4)
                                                     End of               Indirect (I)
----------------------------                         Month                (Instr. 4)
                  Amount or                          (Instr. 4)
    Title         Number of
                   Shares






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Explanation of Responses:



**   Intentional misstatements or omissions of facts constitute            /s/ Terrence L. Donati                  04/13/01
     Federal Criminal Violations.                                          --------------------------------------  --------------
     SEE 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).                             **Signature of Reporting Person         Date

Note:     File three copies of this Form, one of which must be manually signed. If space provided is insufficient, SEE Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.
                                                                                                                              Page 2
                                                                                                                     SEC 1474 (3-99)
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